Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered as of this 6th day of July, 2011, by and between MARSHALL T. LEEDS, a resident of the State of Florida (“Executive”), and SUMMIT FINANCIAL SERVICES GROUP, INC., a Florida corporation (the “Company”).

1. POSITION AND DUTIES; EXTENT OF SERVICES.

1.1 POSITION AND DUTIES. The Company hereby enters into this Agreement to evidence and provide for the employment of Executive as Chairman of the Board, Chief Executive Officer, and President of the Company. Consistent with the policies, guidelines, and directives established or promulgated by the Board of Directors of the Company (the “Board”), Executive shall be in complete charge of all operations of the Company, with authority and responsibility for formulating and directing the implementation of policies for the management of such operations. Executive shall only be required to report directly to the Board. Executive agrees to serve, without additional compensation, in a similar executive capacity with subsidiaries of the Company and in such other executive capacities as may be designated by the Board consistent with the positions, responsibilities, and authority of Executive hereunder.

1.2 EXTENT OF SERVICES. Executive agrees to devote his full working time, energy, and skill to the business of the Company and to the promotion of the Company’s interests and to discharge his duties in good faith.

2. TERM.

The term of this Agreement (the “Initial Term”) shall commence on January 1, 2012 (the “Commencement Date”) and, unless Executive’s employment is earlier terminated pursuant to Section 7 of this Agreement, shall continue to December 31, 2016, and shall be automatically renewed for successive one-year terms unless either party notifies the other in writing of its election not to renew at least six months prior to the scheduled termination of the Initial Term or any renewal term. For purposes of this Agreement, the “Initial Term” and all renewal terms shall constitute the “Term” This Agreement may be earlier terminated only in accordance with Section 7 hereof. Unless otherwise specifically provided herein, the provisions of this Agreement shall be applicable as of the Commencement Date.

3. COMPENSATION.

3.1 BASE SALARY. The Company shall pay Executive a base annual salary (the “Base Salary”) of Five Hundred Thousand Dollars ($500,000.00), which amount will increase yearly during the Term by the greater of (a) 3.0% or (b) the applicable yearly percentage increase in the Consumer Price Index, all items, as published by the United

States Department of Labor); provided, however, that in no event shall the Base Salary be increased more than 5.0% of the previous year’s Base Salary per annum All Base Salary shall be paid in equal periodic installments in accordance with the Company’s normal payroll schedule, but in no event less frequently than monthly.

3.2 PERFORMANCE BONUS. In addition to the Base Salary, Executive shall be entitled to a bonus equal to 10% of Earnings (the “Performance Bonus”). For purposes of this Agreement, “Earnings” shall be defined to mean the Company’s consolidated pre-tax income before the deduction of (i) non-cash expenses, including, without limitation, depreciation expense, amortization expense, imputed interest expense and earned stock expense (other than the earned stock expense attributable to the options issued under Section 3.6 hereunder), and (ii) the accrual for the Performance Bonus (Earnings, as defined above shall also be referred to hereunder as “Adjusted EBITDA”). The Performance Bonus shall be paid to Executive within 2  1/2 months of the end of the Company’s fiscal year in which the applicable calendar year ends based upon audited financial results. The aforementioned notwithstanding, the Performance Bonus will not be paid on that portion of Adjusted EBITDA that exceeds the following amounts (the “Adjusted EBITDA Cap”), with respect to each referenced year:

Year	Adjusted EBITDA Cap

2012	$5,000,000

2013	$6,000,000

2014	$7,000,000

2015	$8,000,000

2016 (and for calendar years subsequent to 2016 during the Term)	$9,000,000

In the event of an Acquisition, as defined below, each of the Executive and the Company agree to exclude from the yearly Adjusted EBITDA calculation an amount equal to the earnings before interest, taxes, depreciation and amortization generated by the acquired entity for the twelve months immediately preceding the consummation of the Acquisition. In addition, the Executive agrees that any earned stock amortization associated with the issuance of common stock or common stock equivalents as part of the Acquisition consideration will not be added back for purposes of calculating Adjusted EBITDA. For purposes of this Section 3.2, an “Acquisition” shall be defined to mean the acquisition by the Company, either directly or indirectly through an entity controlled by the Company, of all or substantially all of the assets, or a controlling equity interest, of a business enterprise with gross revenues for the twelve months prior to the consummation of such acquisition of $10 million or more.

The Performance Bonus is being granted pursuant to the terms of the Company’s 2006 Incentive Compensation Plan, previously approved by the

Company’s shareholders, and as it may be amended from time to time or any successor plan ( (the “Plan”). To the extent that any Performance Bonus payments exceed the maximum amount permitted to be paid to an individual in a calendar year under the Plan, such excess amount shall be deemed paid as a bonus not subject to the Plan.

3.3 COMMISSIONS. Executive shall be entitled to receive commissions and fees generated by him as a registered representative. Such commissions and fees shall be paid in the manner in which such fees are normally and customarily paid to those registered representatives licensed with Summit Brokerage Services, Inc., at the rate of 90% (ninety percent) less applicable ticket charges and other clearing fees.

3.4 EXECUTIVE COMMITTEE OPTIONS. Executive shall be entitled to receive the same number of options (including based on years of service), on the same terms, as granted to other members of the Company’s Executive Committee pursuant to the Board’s direction, for services provided as a member of the Executive Committee, at year end for their service during the year then ended (“Executive Committee Options”). The options shall have an exercise price no less than the fair market value of the Company’s Common Stock as of the date of grant.

3.5 OTHER BONUSES/ COMPENSATION. Executive shall be entitled to such other compensation (including, but not limited to, bonuses, salary increases and non-cash compensation) as the Board may from time to time determine.

3.6 STOCK OPTIONS. In addition to any options issuable under Section 3.4 above, the Company hereby grants to Executive on July 6, 2011, the date of execution of this Agreement, options (the “Stock Option”) to acquire five percent (5%) of the total issued and outstanding shares of common stock of the Company (“Common Stock”) as of the date of execution of this Agreement; which total issued and outstanding shares of Common Stock for purposes hereunder shall be deemed to be 26,091,666. The exercise price per share for the Stock Option will be equal to the greater of (i) the closing price of the Company’s common stock on the execution date or (ii) $0.75. The Stock Option will be exercisable for a seven-year (7) period and vest equally over a five-year period of time beginning on December 31, 2012; provided, however, that the Stock Options will vest in their entirety upon a Change of Control as defined herein under Section 7.6, but only to the extent that such a Change of Control is not the result of a bankruptcy of the Company. The Stock Option is to be evidenced by a stock option agreement with such additional terms as are customary.

3.7 STOCK OPTION TAX LIABILITY. The Company hereby confirms that it will pay all of the Executive’s income tax liability in connection with: (i) the option for 2.8 million shares granted to Executive on January 14, 2010 with a current exercise price of $0.50; (ii) 2.8 million deferred stock shares granted on January 14, 2010; (iii) 1,410,504 stock options granted as of January 1, 2007, one-half of which are exercisable at $0.32 and one-half of which are exercisable at $0.35; and (iv) any other options for which the Company has previously contractually agreed to reimburse Executive for such income tax expense (collectively the equity awards described in (i) through (iv) above shall be referred to as the “Common Stock Equivalents”). Such liability must be directly related to Executive’s income tax liability in connection with the Common Stock Equivalents (the “Common Stock Equivalent Tax Liability Payment”); provided, however, that the Company’s obligation to pay such tax shall not exceed the amount of the tax benefit the

Company receives as a direct result of the compensation Executive receives or is deemed to receive in connection with the Common Stock Equivalents. Coverage of such tax by the Company shall be made in the form of a bonus to the Executive, which will be also subject to the same tax coverage by the Company, up to a maximum amount of the Company’s tax benefit derived from such bonus.

Notwithstanding anything to the contrary contained in this Section 3.7, for purposes of this Section 3.7, the tax benefit the Company receives with respect to any exercise or delivery of the Common Stock Equivalents shall be (i) computed prior to any other deductions taken by the Company resulting from the exercise or delivery of any other common stock equivalents by persons other than the Executive, and (ii) determined based not only on the Company’s taxable income in the year of such exercise or delivery but also based on available tax carrybacks and carryforwards (but only to the extent such carryforwards are actually realized by the Company). The amount of the total tax liability of the Executive after the gross up, as provided above, (and, therefore, the Company’s liability, up to a maximum of the tax benefit to the Company in connection with the foregoing) shall be calculated by the Company at the time a tax liability is incurred by the Executive pursuant to the following convergence formula recognized by the Internal Revenue Service as applicable to calculating such tax liability: I divided by (1 – x) multiplied by x (where “I” is the amount deemed compensation pursuant to the delivery of the Shares and where “x” is the Grantee’s highest marginal income tax bracket). For example, assuming the compensation resulting from delivery of the Shares is $1,000,000, and the Grantee is in the 40% tax bracket, the calculation for the total tax liability would be as follows:

Income (I) x .40(x) = amount of tax liability
1 - .40 (x)

$1,000,000 x .40 = $1,000,000 x .40 = $666,666.67 (total tax liability)
1 - ..40 .60

In the event of the utilization of tax carryforwards, Executive shall be paid pursuant to the formula above for any year in which any carryforward is realized, with such payment being made to Executive by the due date (including extensions) for the filing of the Company’s tax return.

To the extent that the exercise and/or delivery of any Common Stock Equivalents results in income to Grantee for federal or state income tax purposes in excess of the Company’ s tax liability to Grantee, as described in 3(i) and (ii) above, Grantee shall deliver to the Company at the time of such delivery, such amount of money as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Grantee fails to do so, the Company, may in its sole discretion, among other things, withhold from any cash or stock remuneration then or thereafter payable to Grantee any tax required to be withheld by reason of such resulting compensation income.

Notwithstanding anything to the contrary contained in this Section 3.7, for purposes of this Section 3.7, the tax benefit the Company receives with respect to any payment made by the Company pursuant to this Section 3.7 shall be determined solely with respect to the fiscal year of the Company in which the exercise or delivery of the Common Stock Equivalents giving rise to such payment, occurs.

The obligations of the Company to reimburse Executive under this Section 3.7 shall survive the termination of this Agreement.

4. BENEFITS.

During Executive’s employment hereunder, Executive shall: (a) be eligible to participate in employee fringe benefits and any pension or profit sharing plans that may be provided by the Company for executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time; (b) be eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by the Company for its executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time; (c) be entitled to annual paid vacation in accordance with Company policy that may be applicable to executive employees from time to time; and (d) be entitled to sick leave, sick pay, and disability benefits in accordance with any Company policy that may be applicable to executive employees from time to time.

Without limiting the provisions of the foregoing paragraph, the Company also shall: (a) provide to Executive a monthly non-accountable automobile allowance of One Thousand, Five Hundred Dollars ($1,500.00) to be used by Executive to purchase, lease, rent and/or maintain (in Executive’s discretion) an automobile; (b) provide to Executive a mobile telephone and mobile telephone service; (c) reimburse Executive for normal and customary expenses and other reasonable expenses incurred by Executive in connection with or related to the Company’s business (or the advancement or development thereof). Executive shall submit appropriate records relating to such expenses to receive reimbursement from the Company for such expenses, in accordance with the Company’s policy for senior executive officers; the Company acknowledges that an extensive amount of business related travel may be required by Executive to perform his duties hereunder.

In addition, Company shall fund for the benefit of Executive: (a) up to $10,000 per year for the purchase of disability insurance (over and above any other amounts already provided as an employee if the Company) and (b) up to $10,000 per year for the purchase of term life insurance, the proceeds of which would be payable to any beneficiary so designated by the Executive.

Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in Section 4 or 8.1 does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations thereunder (“Code Section 409A”), any expense or reimbursement described in this Section 4 or 8.1 shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit, and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

5. CONFIDENTIAL INFORMATION; NON-SOLICITATION; NON-COMPETITION.

5.1 CONFIDENTIAL INFORMATION. The Executive hereby acknowledges and agrees that in the course of his employment he will acquire knowledge and will have access to information, whether in written, oral or other form, regarding the business operations of the Company, much of which will be confidential. The following types of information shall be deemed confidential for the purposes of this Agreement (“Confidential Information”): specific information concerning prospective employees, independent registered representatives and customers of the Company; existing employees, independent registered representatives and customers of the Company; other individuals and businesses with whom the Company does business; proprietary information; trade secrets; financial and corporate records; operational, sales, promotional, and marketing methods and techniques; computer programs, including source codes and/or object codes; and/or any other proprietary, competitive, sensitive, or technical information or secrets developed with or without the help of the Executive. Other information, knowledge, know-how, and techniques which the Company designates as confidential shall also be deemed Confidential Information for purposes of this Agreement, except information which the Executive can demonstrate came to his attention prior to disclosure thereof by the Company, or which, at or after the time of disclosure by the Company to the Executive, became a part of the public domain through lawful publication or communication by others.

5.2 NONDISCLOSURE. During the term of his Employment under this Agreement, the Executive shall not disclose or use any Confidential Information for any reason other than furtherance of the Company’s business. Moreover, the Executive shall not, during the term of his employment or at any time thereafter, except as duly authorized by the Company or otherwise provided by this Section 5, either directly or indirectly, communicate, publish, disclose, divulge, or use, or authorize anyone else to communicate, publish, disclose, divulge, or use, for the benefit of himself or any other person, persons, partnership, association, corporation, or other entity, any Confidential Information which may be communicated to the Executive or of which the Executive may be apprised by virtue of his employment with the Company. Notwithstanding the foregoing, nothing hereunder shall prohibit the disclosure of Confidential Information by the Executive if required under applicable law, court order or subpoena, provided the Executive gives the Company as much notice as practicable concerning such disclosure in order that the Company may contest any such disclosure or seek a protective order.

5.3 NON-SOLICITATION OF CUSTOMERS, EMPLOYEES OR INDEPENDENT REGISTERED REPRESENTATIVES. The Executive specifically acknowledges that he will have access to specific Confidential Information, including, without limitation, lists of prospective and existing customers, employees and independent registered representatives of the Company. The Executive agrees that during the Term (including any extensions, renewals or substitutions thereof), and continuously for a period of twenty-four (24) months commencing upon the end of the Term or any other termination of the Executive’s employment under this Agreement, regardless of the cause for termination, the Executive shall not, except as otherwise approved in writing by the Company, individually, or jointly with others, either for himself, or on behalf of, through or in conjunction with, any other person, persons, partnership, association, corporation, or other entity:

(a) Divert or attempt to divert or solicit any prospective or existing customer of the Company, the identity of which the Executive had knowledge of during the Term, to any competitor by direct or indirect inducement or otherwise; or

(b) Employ or hire or seek to employ or hire any person, other than Executive’s administrative assistant, who is at that time an employee or independent registered representative of the Company, or of any affiliate of the Company, or otherwise directly or indirectly induce or solicit any such person to leave his or her employment or association with the Company.

5.4 NON-COMPETITION. The Executive agrees that, except as otherwise approved in writing by the Company or as otherwise provided in this Subsection 5.4, the Executive shall not, during the Term (including any extensions, renewals or substitutions thereof), and continuously for a period of twenty-four (24) months commencing upon the end of the Term or any other termination of the Executive’s employment under this Agreement, regardless of the cause for termination, individually, or jointly with others, either for himself, directly or indirectly, or on behalf of, through or in conjunction with any other person, persons, partnership, association, corporation, or other entity, own, maintain, operate, engage in, or have any interest in any business enterprise whose principal business purpose is the sale of financial products through a network of independent registered representatives in the State of Florida, and shall not directly or indirectly act as an officer, director, employee, partner, contractor, consultant, advisor, principal, agent, or proprietor, or in any other capacity for, nor lend any assistance (financial, managerial, consulting or otherwise) to or cooperate with, any such business enterprise; provided, however, that such provision shall not apply to the Executive’s ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of more than two percent (2%) of any class of capital stock of such corporation. The restrictions of this Subsection 5.4 shall not apply in the event Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and in either such case the Executive does not accept severance of any kind from the Company in connection with such termination, as also provided in Section 7.4 below. The aforementioned notwithstanding, the 24-month non-compete period described herein shall not apply if the Company decides, pursuant to Section 2 hereof, not to renew this Agreement effective when the Term ends on December 31, 2016 or such other renewal anniversary date as more fully described in Section 2 herein.

5.5 REASONABLE RESTRICTIONS. THE EXECUTIVE AGREES AND ACKNOWLEDGES: (a) that the geographical and time limitations contained in this Section 5 are reasonable and properly required for the adequate protection of the business interests of the Company; and (b) that the restrictions contained in this Section 5 (including without limitation the length of the term of the provisions of this Section 5) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 5 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or was to compete with the Company in violation of the terms of this Section 5. It is agreed by the Executive that if any portion of the restrictions contained in this Agreement are held to be unreasonable, arbitrary, or against public policy, then the restriction shall be considered divisible, both as to the time and to the geographical area, with each month of the specified period being deemed a separate period of time, and each county or portion thereof of the specified area being deemed a separate geographical area, so that the lesser period of time or geographical area shall remain effective, so long as the same is not unreasonable, arbitrary, or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary, and not against public policy may be enforced against Executive.

5.6 CONTINUITY OF RESTRICTIONS. If the Executive shall violate any of the terms or covenants contained herein, and if any court action is instituted by the Company to prevent or enjoin such violation, then the period of time during which the terms or covenants of this Agreement shall apply, as provided in this Agreement, shall be lengthened by a period of time equal to the period between the date of the initial breach of the terms or covenants contained in this Agreement, whether or not the Company had knowledge of the breach, and the date on which the decree of the court or arbitrating authority disposing of the issues upon the merits shall become final and not subject to further appeal.

5.7 BOOKS AND RECORDS. All notes, data, reference material, sketches, drawings, memoranda, files, documents, specifications and any records in any way relating to any of the Confidential Information or to the Company’s business, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the Company. Upon the request of the Company, or absent such request, upon the termination of the Executive’s employment with the Company for any reason, the Executive shall immediately return to the Company all such property, materials and any and all copies thereof in the Executive’s possession.

The Company specifically acknowledges and agrees, however, that the Executive and his assistant have kept and will continue to keep diverse property of a purely personal nature on the Company’s premises, including, without limitation, notes, data, reference material, memoranda, files, documents and records concerning the personal matters of each of them, unrelated to the Company’s business, as well as furnishings, decorative items, works of art, collections, trophies and memorabilia not belonging to the Company (collectively, “Personal Property”). The Company further acknowledges and agrees that it has and shall not have hereafter any right, title or interest in any item of Personal Property, and that all such Personal Property shall remain subject to the absolute and exclusive rights of each of the Executive and his assistant to control, use, retain, move, remove or otherwise dispose of the Personal Property respectively belonging to each of them. Without limiting the generality of the foregoing, the Company acknowledges and agrees that all of the contents of the Executive’s office on the Commencement Date, other than Confidential Information, are and shall remain Executive’s Personal Property.

5.8 DEFINITION OF COMPANY. Solely for purposes of this Section 5, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

5.9 INDEPENDENT COVENANTS. All of the covenants in this Section 5 are intended by each party hereto to be, and shall be construed as, an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any covenant in this Section 5.

5.10 SURVIVAL. The provisions of this Section 5, as applicable, shall survive the Term and any other termination of Executive’s employment under this Agreement.

6. REMEDIES; INJUNCTION. The Executive agrees that a violation or a breach of the terms, covenants, or provisions contained in this Agreement would cause irreparable injury to the Company, and that the remedy at law for any violation or breach would be inadequate and would be difficult to ascertain, and therefore, in the event of the violation or breach, or threatened violation or breach of any such terms, covenants, or provisions contained in this Agreement, the Company shall have the independent right to enjoin the Executive from any threatened or actual activities in violation thereof. The Executive hereby consents to the jurisdiction of any court of competent jurisdiction and agrees that temporary and permanent injunctive relief may be granted in any proceedings which might be brought to enforce any such terms, covenants, or provisions without the necessity of proof of actual damages or the posting of a bond. In the event the Company does apply for such an injunction, the Executive shall not raise as a defense thereto that the Company has an adequate remedy at law.

7. TERMINATION OF EMPLOYMENT.

7.1 TERMINATION FOR CAUSE. The Company shall at all times have the right, upon written notice to the Executive, subject to the Executive’s ability to cure, to terminate Executive’s employment under the Agreement for Cause. For purposes of this Agreement, the term “Cause” shall mean: (a) an action or omission of the Executive which constitutes a material breach of, or failure or refusal (other than by reason of his disability) to perform his duties for which he was hired; (b) commission of any act which involves fraud, embezzlement, misappropriation of funds, or breach of fiduciary duty in connection with the performance of his duties as an employee of the Company; or (c) gross negligence in connection with the performance of the Executive’s duties hereunder. Any of the aforesaid may be cured by Executive, if curable, if cured within thirty (30 days) (or one hundred and twenty (120) days in the case of an action brought by a regulatory body) after written receipt by the Executive of written notice of the same. Any termination for Cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination, and as to whether the Company believes such acts or omissions are not capable of being cured, and the effective date of such termination. In the event such acts or omissions are capable of being cured, the effective date of termination must be at least thirty days (or one hundred and twenty (120) days in the case of an action brought by a regulatory body) after such notice of termination to afford the Executive the ability to cure the same. The Executive shall have the right to address the Board regarding the acts set forth in the notice of termination. Upon any termination pursuant to this Subsection 7.1, the Company shall pay to the Executive his Base Salary to the date of termination. The Company shall have no further liability under this Agreement other than for the Stock Option Tax Liability Payment and for the reimbursements of reasonable business expenses incurred prior to the date of termination, subject, however, to the Company’s policy on reimbursements of business expenses.

7.2 DISABILITY. The Company shall at all times have the right, upon written notice to the Executive, to terminate Executive’s employment under the Agreement if the Executive shall become entitled to benefits under the Company’s disability plan or program as then in effect, or, if the Executive shall as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 120 consecutive days or for an aggregate of 180 days, whether or not consecutive, in any 12-month period. The Company shall have sole discretion based upon competent medical advice to determine whether the Executive continues to be disabled. Upon any termination pursuant to this Subsection 7.2, the Company shall: (a) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, and shall pay Executive his Performance Bonus, calculated through the date of termination on a pro-rated basis for the entire calendar year, within 2  1/2 months of the Company’s fiscal year end based upon audited financial results; and (b) pay to the Executive a severance payment equal to six (6) months of the Executive’s Base Salary at the time of the termination of the Executive’s employment with the Company. Any payments made to the Executive pursuant to clause (b) of the preceding sentence shall be reduced by that amount of compensation or monetary benefit received by the Executive from any third party (including any disability insurance benefits received by Executive) from the time of the termination of the Executive’s employment with the Company until six (6) months thereafter. Said severance payment shall be paid to Executive over the six month period, in such frequency as Executive received his Base Salary. The Company shall have no further liability under this Agreement other than for the Common Stock Equivalent Tax Liability Payment and reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the Company’s policy on reimbursements of business expenses.

7.3 DEATH. Upon the death of the Executive during the Term, the Company shall pay to the estate of the deceased Executive any unpaid Base Salary through the Executive’s date of death, and shall pay Executive’s estate his Performance Bonus, calculated through the date of death on a pro-rated basis for the entire calendar year, within

2  1/2 months of the Company’s fiscal year end based upon audited financial results. The Company shall have no further liability under this Agreement other than for the Common Stock Equivalent Tax Liability Payment and reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the Company’s policy on reimbursements of business expenses.

7.4 TERMINATION WITHOUT CAUSE.

(a) The Company shall at all times have the right, upon written notice to the Executive, to terminate Executive’s employment under the Agreement at any time without Cause. Upon any termination of the Executive’s employment by the Company that is not a termination under any of Subsections 7.1, 7.2 or 7.3 of this Agreement, the Company shall be obligated to pay to the Executive: (a) any unpaid Base Salary earned through the effective date of termination specified in such notice, and (b) such compensation (“Termination Pay”) as Executive would have earned had Executive remained employed by the Company for the balance of the Initial Term (if the effective date of termination occurs during the Initial Term), or any such renewal term (if the effective date of termination occurs during the renewal term) (hereinafter the “Term Balance”). For purposes of this Section, the Initial Term and/or the Term shall include the period commencing as of the date of execution of this Agreement. The Termination Pay shall be comprised of the Base Salary, the Performance Bonus, and any Change of Control payments, as further described below. Any Change of Control payment due to Executive under this Section 7.4 shall be calculated based upon, and subject to the conditions contained within, Section 7.6 of this Agreement. The Base Salary component of the Termination Pay shall be paid in a lump sum payment within five (5) days after the effective date of termination, and shall be based on the Base Salary of Executive as of the date of termination, without taking into account any future increases, as provided for under this Agreement. The Performance Bonus due shall be paid, contingent on the achievement of the applicable performance goals, with respect to such years remaining in the Initial Term (or for such year with respect to the renewal term), as if the Executive was still employed by the Company, and shall be paid within 2  1/2 months after the end of a given year, as described in Section 3.2 above, irrespective of whether such payment date is after the Term. If a Change of Control had not occurred prior to the effective date of the termination of the Executive’s employment with the Company, the lump sum Change in Control payment comprising the Termination Pay shall be paid to Executive only to the extent the Company had during the Term Balance consummated such a Change of Control within twelve (12) months before, on, or after the Executive’s effective date of termination, irrespective of whether Executive is receiving other components of the Termination Pay subsequent to such twelve month period; and provided further, that in the event the Change of Control is consummated subsequent to Executive’s termination, Executive was substantially involved in the Change of Control transaction. Such lump sum Change of Control payment comprising the Termination Pay shall be paid to Executive within five days after the Change of Control had occurred pursuant to any such definitive agreement. By way of illustration and not limitation, if the Change of Control is consummated, as described above, after the Term Balance, the Executive shall not be entitled to any lump sum Change of Control payment under this Section; however if such Change of Control is consummated during the Term Balance and within 12 months after the termination of Executive under this Section, then the lump sum payment shall be paid to Executive within five days after the Change of Control had occurred. If the Executive is terminated and the Change of Control is consummated within twelve months after the expiration of the Term Balance, then the Executive shall not be entitled to a Change of Control payment. If the Executive is terminated and the Change of Control is consummated more than 12 months afterwards, but during the Term Balance, the Executive shall not be entitled to a Change of Control payment. In addition, the Company shall have no further liability except as specifically provided herein, and which exception shall include, but not be limited to, the Common Stock Equivalent Tax Liability Payment, and for reasonable reimbursement of business expenses incurred prior to the date of termination, subject, however, to the Company’s policy on reimbursements of business expenses.

(b) As a condition to Executive’s right to receive the Termination Pay, under this Section 7.4 or pursuant to Section 7.5 (c) (termination by the Executive for Good Reason), the Executive shall deliver to the Company, within seven (7) days of termination, a general release, in form reasonably acceptable to the Company’s Board of Directors (the “Release”), releasing the Company, its affiliates, shareholders, officers and directors, employees and agents from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown, relating to the Company which ever existed, then existed, or may thereafter exist, by reason of the termination of Executive’s employment with the Company, except payment of the Termination Pay and the Common Stock Equivalent Tax Liability Payment. In the event Executive fails to deliver and/or revokes or seeks to revoke the Release as set forth above, he shall immediately return to the Company any portion of the Termination Pay that has been paid to him.

(c) In addition to the aforementioned, in the event of a termination of Executive’s employment under either Section 7.2, 7.4 or 7.5 (c) herein, the Company agrees to pay for Executive’s heath insurance and disability insurance costs for a period of three (3) years. The aforementioned notwithstanding, the Company agrees that the Executive may waive his rights to Termination Pay (arising out of this Section 7.4 or Section 7.5 (c)) in exchange for the Company’s waiver of the Non-Competition provisions contained herein under Section 5.4. In the event the Executive has already received Termination Pay, the Executive may enforce the waiver of Section 5.4 for the otherwise remaining term by returning to the Company an amount equal to the Termination Pay multiplied by a fraction, the numerator of which will equal 24 less the number of months from the date of the Termination Pay, and the denominator is 24. The Employee and Company agree that such waiver shall only apply to Section 5.4, and not to Sections 5.1, 5.2 and 5.3.

7.5 TERMINATION BY THE EXECUTIVE.

(a) The Executive shall at all times have the right, upon one hundred twenty (120) days’ written notice to the Company, to terminate his employment under the Agreement.

(b) Upon termination of Executive’s employment pursuant to this Subsection 7.5 by the Executive without Good Reason, as defined below, the Company shall pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, and the Company shall pay the Executive his Performance Bonus, calculated through the date of termination on a pro-rated basis for the entire calendar year, within 2  1/2 months of the Company’s fiscal year. The Company shall have no further liability under this Agreement other than for reasonable reimbursement business expenses incurred prior to the date of termination, subject, however, to the Company’s policy on reimbursements of business expenses and the Common Stock Equivalent Tax Liability Payment.

(c) Upon termination of Executive’s employment under this Agreement pursuant to this Subsection 7.5 by the Executive for Good Reason, the Company shall be obligated to pay to the Executive any unpaid Base Salary earned through the effective date of termination and the Termination Pay set forth in Section 7.4, as if the Executive was terminated by the Company without cause. Any payment due hereunder to Executive shall be paid upon the same terms and conditions as provided for in Section 7.4, as if the Executive was terminated without cause. The Company shall have no further liability except as specifically provided herein, including, but not limited to, for the Stock Option Tax Liability Payment and for reasonable reimbursement business expenses incurred prior to the date of termination, subject, however, to the Company’s policy on reimbursements of business expenses.

(d) For purposes of this Agreement, “Good Reason” shall mean any one or more of the following conditions which initially occur without Executive’s consent within the one (1) year period immediately preceding the date of termination of his employment by Executive: (i) any material breach or default by the Company of this Agreement or (ii) the Company’s requiring the Executive to be based at any office or location outside of Dade, Broward and Palm Beach Counties in the State of Florida, except for travel reasonably required in the performance of Executive’s responsibilities. However, no Good Reason for termination shall be deemed to exist unless Executive provides to the Company a written notice of the existence of the condition establishing Good Reason within ninety (90) days of its initial existence, and the Company fails to remedy the condition within thirty (30) days following the receipt of such notice.

7.6 CHANGE OF CONTROL OF THE COMPANY.

(a) Unless otherwise provided in Section 7.4 above, in the event of a Change of Control (as defined in part (b) of this Subsection 7.6) of the Company during the Term, including the period from the date of execution of this Agreement, the Company shall be obligated to pay to Executive a lump sum amount, to be paid within 5 days following the closing of the transaction constituting a Change of Control, equal to a percentage of the then-in-effect annual Base Salary, pursuant to the following schedule:

Period During Which Definitive Agreement With Respect to the Change of Control is Entered Into	Amount of Bonus
July 6, 2011 - December 31, 2013	200%
January 1, 2014 - December 31, 2014	150%
January 1, 2015 - December 31, 2015	125%
January 1, 2016 - December 31, 2016	100%

Notwithstanding anything contained in this Agreement to the contrary, in no event shall Executive be entitled to more than one Change of Control payment, irrespective that a Change of Controlled had occurred more than one time. Furthermore, it is agreed that no amount shall be payable under this Subsection 7.6(a) (apart from any payments under Section 7.4) unless the event triggering such payment results in the holders (who are not affiliates of the Company) who beneficially own at least 50% of the Company’s common stock being paid (or offered to be paid), a consideration per share equal to not less than 150% of the price of the Company’s common stock on the date of the execution of this Agreement. For purposes of the preceding sentence, the consideration per share shall include cash or cash equivalents or the fair market value of the stock of a entity, but only to the extent such stock is readily salable upon its delivery, as such fair market value is then determined by the Company’s Board of Directors. If the aforesaid percentage of holders is not satisfied because certain of such holders in whole or in part, decline any such consideration payment, or any offer for payment, the aforesaid threshold would nonetheless de deemed satisfied, and the Executive would be entitled to such Change of Control payment. For purposes of this Agreement, the term “Change of Control” shall mean:

(i) Approval by the Board, and shareholders of the Company if required under applicable law, of: (1) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own 50% or more of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction; (2) a liquidation or dissolution of the Company; or (3) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or

(ii) The acquisition (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of 50% or more of either the then outstanding shares of the Company’s Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by: (1) the Company or its Subsidiaries; (2) any person, entity or “group” that as of the Commencement Date of this Agreement owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest; or (3) any employee benefit plan of the Company or its Subsidiaries.

(b) In the event a Change of Control does not qualify as “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Regulation 1.409A-3(i)(5), the Change of Control payment shall be made one month following Executive’s termination of employment with the Company.

(c) For this Section 7.6 only, Executive shall be entitled to the benefits described in 7.6 (a) for any Change of Control occurring from the date of this Agreement through December 31, 2011, as if the Agreement had been in effect at such time of the Change of Control.

7.7 RESIGNATION. Upon any termination of Executive’s employment pursuant to this Section 7, the Executive shall be deemed to have resigned as an officer, and if he or she was then serving as a director of the Company, as a director, and if required by the Board, the Executive hereby agrees to immediately execute a resignation letter to the Board.

7.8 SURVIVAL. The provisions of this Section 7, as applicable, shall survive the Term and any other termination of Executive’s employment under this Agreement.

7.9 RELEASE. Any payments required to be made under this Section 7, which relate to the termination, irrespective of the reasons therefore, of the Executive’s employment with the Company, shall be dependent upon the execution and delivery of the Release, as described in Section 7.4 above.

8. LEGAL EXPENSE REIMBURSEMENTS.

8.1 INDEMNIFICATION; LEGAL EXPENSES. Without limiting the scope of any indemnification to which Executive is or may be entitled under applicable law or pursuant to the Company’s Articles of Incorporation, as amended, Bylaws, as amended, or any contract for indemnification of officers or directors of the Company, the Company shall, to the maximum extent permitted by applicable law, indemnify and hold Executive harmless from and against the costs and expenses (including attorneys’ fees and costs) of Executive’s defense with respect to any suit, investigation, or other action or proceeding instituted or threatened against Executive by any person, agency, body, or other entity (other than the Company) that is based on, arises out of, or is related to any position that Executive has or had with the Company or any of its subsidiaries or other affiliates or otherwise to the performance by Executive of any duty or responsibility under this Agreement. To the maximum extent permitted by applicable law, the Company agrees to advance to Executive the amount of such costs and expenses as they are incurred by Executive (upon written request by Executive therefore, accompanied by reasonably detailed explanation of the basis for such advance(s)), and Executive agrees, to the extent that such agreement may be required by applicable law to permit such advances, to account to the Company for such advance(s), including to refund to the Company any such amount that it may ultimately be determined(according to applicable law) that Executive is not entitled to receive as indemnification or reimbursement for such costs and expenses as a result of the final disposition of the underlying suit, investigation, or other action or proceeding in respect of which such costs or expenses were incurred. The Company agrees to take such corporate action as may be necessary or advisable, if requested by Executive, to authorize, approve, or effectuate and implement the rights conferred upon Executive in this Subsection 8.1.

8.2 SURVIVAL. The provisions of this Section 8, as applicable, shall survive the Term and any other termination of Executive’s employment under this Agreement.

9. TAX PROVISIONS

9.1 CODE SECTION 409A

(a) It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement are not subject to Code Section 409A and the provisions of this Agreement shall be construed in a manner consistent with that intention. Should any benefits and rights to which Executive could be entitled pursuant to this Agreement are deemed subject to Section 409A, it is the intention of both the Company and Executive that such benefits and rights comply with Code Section 409A, to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 409A (with the most limited possible economic effect on Executive and on the Company).

(b) If and to the extent required to comply with Code Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment, or any other term to that effect, shall be made upon Executive incurring a “separation from service” within the meaning of Code Section 409A.

(c) Notwithstanding anything in this Agreement to the contrary, in the event that the Executive is a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code Section 409A, then the Company and the Executive shall cooperate in good faith to undertake any actions that would cause such payment or benefit not to constitute deferred compensation under Code Section 409A. In the event that, following such efforts, the Company determines (after consultation with its counsel) that such payment or benefit is still subject to the six-month delay requirement described in Code Section 409A(2)(b) in order for such payment or benefit to comply with the requirements of Code Section 409A, then no such payment or benefit shall be made before the date that is six months after the Executive’s “separation from service” (as described in Code Section 409A) (or, if earlier, the date of the Executive’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(d). Neither the Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.

(e) For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

9.2 CODE SECTION 280G. Notwithstanding anything to the contrary, if the amounts payable to Executive under this Agreement, either alone or together with other “parachute payments” (as defined in Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended (the Code”)) (such amounts collectively are referred to herein as the “Severance Payment”), would constitute an “excess parachute payment” (as defined in Code Section 280G(b)(1)), then the Severance Payment shall be reduced (subject to the written consent of the Executive), to the minimum extent necessary so that no portion of the Severance Payment will be subject to the excise tax imposed by Code Section 4999 (the “Reduced Severance Payment”); provided however, that no reduction to the Severance Payment shall occur if the Severance Payment, less any excise tax which would be imposed on such payment pursuant to Code Section 4999, would be greater than the Reduced Severance Payment. The determination of any reduction in the Severance Payment pursuant to the foregoing provision shall be made by independent counsel to the Company in consultation with the independent certified public accountants and/or auditors of the Company.

10. MISCELLANEOUS.

10.1 ASSIGNMENT. This Agreement is personal in nature and may not be assigned by either party without the express written consent of the other party; provided, however, that the provisions of this Agreement shall inure to the benefit of and be binding upon each successor of the Company, whether by merger, consolidation, transfer of all or substantially all assets, or otherwise.

10.2 WAIVER. The waiver by any party to this Agreement of a breach by the other party of any of the provisions of this Agreement shall not operate as or be construed as a waiver of any different or subsequent breach.

10.3 ENTIRE AGREEMENT. This Agreement constitutes and expresses the entire agreement of the parties with respect to the subject matter hereof.

10.4 GOVERNING LAW; ALTERNATIVE DISPUTE RESOLUTION. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida (without regard to its rules of conflicts of laws). Except as set forth in Section 6, and notwithstanding anything else to the contrary in this Agreement, any controversies or claims arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in Palm Beach County, Florida, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The award rendered by the arbitrator shall be final and binding upon the parties, not subject to appeal. The prevailing party shall be entitled to recover as part of the award all attorneys’ fees and related costs, including all fees and expenses of the arbitration.

10.5 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, whether express or implied, is intended to or shall be construed to confer upon or give any person not a party hereto any rights or remedies hereunder, whether as a third-party beneficiary or otherwise.

10.6 SEVERABILITY. Should any clause or any other portion of this Agreement be determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any other clause or portion of this Agreement, all of which shall remain in full force and effect, unless the result of any such invalidity or unenforceability shall be to cause a material failure of consideration to the party seeking to sustain the validity or enforceability of the subject provision.

10.7 NOTICES. All notices and other communications hereunder shall be deemed to have been duly given on the date of receipt if delivered personally or three (3) business days after deposit in the United States Mail, if in writing and sent to the Company at its principal executive offices (Attention: Steven C. Jacobs), or to Executive at his address as noted in the Company’s records, as the case may be, or to such other address as one party shall have given to the other in accordance with this provision.

10.8 EFFECT OF CAPTIONS AND HEADINGS. The captions and headings contained herein are for convenience only, do not constitute a part of this Agreement, and shall not be used in construing it.

10.9 INDEPENDENT COVENANTS. The parties agree that each of the covenants and provisions contained in this Agreement shall be deemed severable and construed as independent of any other covenant or provision.

10.10 MODIFICATIONS AND AMENDMENTS. This Agreement may not be, and shall not be construed to have been modified, amended, rescinded, canceled, or waived, in whole or in part, except if done so in writing and executed by the parties hereto.

10.11 EXCLUSIVE JURISDICTION; VENUE. SUBJECT TO THE ARBITRATION PROVISIONS OF SUBSECTION 10.4 ABOVE, EACH PARTY HERETO AGREES TO SUBMIT TO THE PERSONAL JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN PALM BEACH COUNTY, FLORIDA FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVES THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM.

10.12 WAIVER OF JURY TRIAL. SUBJECT TO THE ARBITRATION PROVISIONS OF SUBSECTION 10.4 ABOVE, AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY OF ANY ISSUES SO TRIABLE.

IN WITNESS WHEREOF, the parties have executed this Agreement, as an instrument under seal, as of the day and year first written above.

“Company”

SUMMIT FINANCIAL SERVICES GROUP, INC.

By:	/s/ Steven C. Jacobs
Steven C. Jacobs
Executive Vice President

“Executive”

/s/ Marshall T. Leeds
Marshall T. Leeds

18